COMPANY FACT SHEET

RODOBO INTERNATIONAL, Inc.

www.rodobo.com
OTCBB: RDBO

A fast growing non-state-owned dairy company in China, addressing large and growing markets. A producer of high-quality, branded, powdered milk products for infants, children, the middle aged and the elderly in China with Net Income of $6.1 million for the six months ended March 31, 2010.

Rodobo International Inc., headquartered in Harbin in Heilongjiang province, is engaged in the production, processing, distribution and development of high quality, high margin milk formula products in the People's Republic of China for infants, children, middle-aged, and elderly persons. Founded in 2002, Rodobo has grown steadily, with **revenue growth of 57% CAGR from 2006-2009.**



Production Facility, Qinggang County, Heilongliang province

Diversified Product Lines

Three product lines with sixteen different products.

- Infant & Children Formula,
- Middle-aged and Elderly Formula
- Whole Milk Powder

We are committed to the highest standard of quality control with ISO9001 and HACCP certifications. Half of our products are "Green Food" certified. The Company has positioned its "Rodobo", "Healif" and "Peer" brands as high premium brands to **over 4,463 retail sales points in seven provinces in the PRC**.

Recent Acquisition



On February 5, 2010, the Company acquired the **Beixue Group**, three PRC companies engaged in research and development, packaging, manufacturing and marketing of whole milk powder and formula milk powder products at the discount to its book value. The acquisition increased the Company production capacity six fold from 200 tons to 1,200 tons of daily raw milk processing capability. Beixue contributed **$5.5 million in sales** to the Company for the quarter ended March 31, 2010.

Secured Raw Milk Resources



Rodobo has four production facilities – one is located strategically at Qinggang County in Heilongjiang province and three at Hulunbeier Grassland in Inner Mongolia, both located in one of the world's three major black soil plains and recognized as one of the world's best areas for dairy cow farming. A newly constructed dairy farm added 25 tons of raw milk per day in 2009 produced by 1,600 dairy cows. The Company also owns and operates 15 raw milk collection stations that account for approximately 40% of its raw milk supply; it has exclusive contracts with over 1,300 local farmers and state-of-the-art automated equipment that prevents human contact and contamination.

INVESTMENT HIGHLIGHTS

- US public company since 2008
- Net income of $6.1M for six months ended March 31, 2010
- Acquisition of Beixue Group completed February 5, 2010
- $3.0M raised through private placement in June 2010
- Large and growing industry with high barriers to entry
- Viable business model with leading industry margins and consistent growth
- Secured high quality raw milk supply and modern production facility
- Diverse portfolio of products with high-margin focus
- Rigorous quality controls, established reputation and wide distribution network
- Strong financial performance and EBITDA growth
- Proven management team with extensive industry experience

Financial Profile

Fiscal Year End: September 30
Exchange: OTCBB
Symbol: RDBO
52-week high/low: $5.00/$0.48
Shares outstanding: 26.89 million
Market cap: $86.06 million

(Source: Company documents and Yahoo Finance 06/24/10)

Stringent Quality Control

Rodobo uses the highest industry standards and best quality control systems inspected by China's General Administration of Quality supervision. Rigorous GMP and HACCP quality control standards are implemented to consistently monitor and ensure high quality throughout the production processes. All products are ISO9001-2001 certified.

Strong Distribution Network

Rodobo's product distribution network covers 4,463 retail stores in seven provinces: Sichuan, Zhejiang, Fujian, Hubei, Shandong, Henan and Hebei, and includes 120 distributors and over 2,000 sales people. Recently we extended our distribution network to two new provinces: Jiangxi and Anhui.

Marketing Strategy

Marketing strategies include extensive off-site promotion campaigns, TV, radio and Internet campaigns, a nutrition/product service hotline, and on-site seminars discussing nutrition and dairy products for target audiences.

RDBO Results for the First Six Months of FY 2010

For the six-month period ended March 31, 2010:

- **Net sales rose** to **$25.4 million**, an increase of approximately $10.2 million or 67.5%, compared to the same period in 2009.
- **Gross profit increased** to **$11.3 million** from $6.7 million for the same period in 2009, an increase of 66.7%
- **Net income rose** to **$6.11 million**, a 99.2% increase over the $3.07 million for the 2009 period. This increase was attributed mainly to the increase in net sales, partially offset by an increase in cost of goods sold and operating expenses.

Growth Strategy

Integrate and realign production lines of acquired Beixue Group to increase operating efficiency

- Secure high quality raw milk supply
- Increase production of high margin formula products
- Integrate and cross sell our distribution channels.

Increase marketing and sales spending

- Expand to new geographic regions
- Build nationwide brand recognition with continued focus on 2nd, 3rd and 4th tier cities
- Target acquisition and consolidation opportunities in distribution channel

Further diversify product offerings

- Develop new, higher margin products for infants, the middle-aged and the elderly

Management

Yanbin Wang, *Chairman & CEO*

- Established Harbin Rodobo Dairy Co., Ltd in 2002
- General Manager at Harbin Jinyu Maltose Syrup Co., Ltd (1997-2003)
- EMBA in Economy Management from Tsinghua University

Xiuzhen Qiao, *Chief Financial Officer*

- Joined Rodobo in 2007
- Previously CFO of Harbin Runtong Group, a private consumer beverage company
- EMBA from Harbin Industrial University

Yihong Zhang, *Chief Marketing Officer*

- Joined Rodobo in 2007
- Sales Manager in Harbin Senyong Dairy Co., Ltd (1997-2007)
- Graduated from Harbin Industrial University

CONTACTS

CORPORATE HEADQUARTERS

RODOBO International Inc.
380 Changjiang Road
Nangang District,
Harbin City, Heilongjiang, China 150001
Tel: 011-86-045182260522

INVESTOR RELATIONS

Consulting for Strategic Growth 1
www.cfsg1.com
Stanley Wunderlich, CEO
Tel: 1-800-625-2236;
Fax: 1-646-514-1177
Email: swunderlich@cfsg1.com